PROMISSORY NOTE

$100,000

San Jose, California
February 18, 1997


FOR VALUE RECEIVED, the undersigned, Dennis L.
Barsema, hereby promises to pay to Centigram Communications
Corporation, a Delaware corporation (the "Company"), the principal sum of One Hundred Thousand Dollars ($100,000), with interest thereon at the rate of five point eight one percent (5.81%) per annum, compounded annually, at the principal offices of the Company, upon the following terms and conditions:

  The principal amount of this Note and all accrued but unpaid interest from the date hereof shall be due on the third anniversary of the date of execution of this Note as set forth above (the "Maturity Date")

In the event that prior to the Maturity Date the undersigned shall cease to be an employee of the Company for any reason other than death or permanent disability, then the principal amount of this Note shall be due and payable on written demand by the Company on or at any time after the tenth (10th) day following the occurrence of such event, together with all interest accrued but unpaid thereon.

The undersigned shall have the right to prepay at any time, and from time to time, without premium or penalty all or any portion of the principal and/or accrued interest hereunder.

The undersigned hereby waives presentment, protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

The undersigned agrees to pay any costs of collection of this Note, including without limitation reasonable attorneys' fees and costs, in the event it is not fully paid when due.



This Note has been made and delivered in the State of California and shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of California

Dennis L. Barsema